UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FIVE9, INC.
3001 Bishop Drive, Suite 350
San Ramon, California 94583

ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2023

At our upcoming Annual Meeting of Stockholders to be held on May 16, 2023, stockholders are being asked to vote, on an advisory basis, to approve the Company’s named executive officer (“NEO”) compensation (see proposal 2 in our proxy statement filed on April 5, 2023 (the "Proxy Statement")). We are providing further context and detail regarding certain aspects of our 2022 compensation decisions and program design for stockholders’ consideration before voting their shares. The Board of Directors recommends that stockholders vote “FOR” proposal 2.

We Have A Strong Track Record of Stockholder Responsiveness and Stockholder Support of Our Compensation Program. We value our stockholders’ viewpoints and over the years have evolved our compensation practices consistent with feedback received from stockholders (including most recently the introduction of performance-based RSUs as described below). We believe stockholders’ historic strong support for our executive compensation program is reflective of the overall strong alignment of our pay practices with stockholders’ interests. Over the past three years, the annual “say-on-pay” vote has garnered 96.5% (2020), 94.3% (2021) and 94.5% (2022) support.

The CEO New Hire Equity Awards and NEO Retention Grants Made During 2022 Were Due to Critical Special Circumstances Affecting Our Company, and Are Not Part of Our Annual Compensation Philosophy. The opportunity to replace our departing CEO with Michael Burkland, who previously had successfully served as our CEO for approximately 10 years, and had continued to serve as our Chairman/Executive Chairman since his departure, was a unique opportunity for our Company and we believe his compensation package is within market norms and aligns his interests with those of our stockholders. His new hire equity awards were a one-time event, and future annual refresh equity awards beginning in 2024 will be determined by our Compensation Committee taking into consideration all relevant facts and circumstances at that time, including analysis from its independent compensation consultant and applicable peer market data. Similarly, the retention awards made to certain NEOs during 2022 were targeted decisions made to enhance our ability to retain high caliber talent as well as to maintain employee continuity during our CEO transition, which was a critical event in our Company’s history.
◦Equity Compensation for Seasoned CEO Hire is Consistent with Market Practice. In approving our newly-hired CEO’s equity awards (with a total targeted value of $28 million, half of which is performance-based), the Compensation Committee relied on the advice of its independent compensation consultant, Compensia. Available data and prior experience indicated that a typical metric for a new hire equity award for senior executives was an amount equal to two-times (2X) a typical annual “refresh” equity award. Within our peer group, based on data provided by Compensia, the most recent annual CEO equity award values in 2022 (which represented an increase from those of 2021) ranged from $11.5 million at the 50th percentile to $17.7 million at the 75th percentile, respectively (with 2X ranging from $23.0 million to $35.4 million). Additional survey data for initial CEO equity awards since the beginning of 2020 at similarly-sized companies (including those outside of our peer group) reflected a range of $20.3 million to $32.0 million at the 50th and 75th percentiles, respectively. This data was considered by the Compensation Committee, as well as the fact that Mr. Burkland was uniquely situated compared to a typical incoming CEO due to his extensive prior history and proven track record with the Company as described herein. In addition, based on a review of potentially available candidates prepared by our search firm, we believed that Mr. Burkland was the best candidate with the most experience and that recruiting an external candidate would have also resulted in significant expense and time delay during a critical juncture for the Company. Further, the Committee determined that 50% of Mr. Burkland’s equity award would be performance-based in the form of PRSUs to align his interests with those of our stockholders. Lastly, as specified in his Employment Letter, Mr. Burkland was not eligible to (and did not) receive any further equity awards during the Company’s annual “refresh” grant cycle for other executive officers in 2023. Accordingly, his new hire award precluded eligibility for annual 2023 equity incentives, which provides important, distinguishing context when considering the size of Mr. Burkland’s award within the context of the peer ranges noted above.
◦New CEO Hire Represented a Great Opportunity for the Company. In establishing Mr. Burkland’s initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, as well as the competitive market for a new CEO at other comparable companies, balancing both competitive and internal equity considerations. We also took into consideration that, during his approximately 10-years as Five9’s CEO starting in 2008, Mr. Burkland established the vision and strategy for Five9 to become one of the leading providers of cloud contact center software for the enterprise market, built an organization known for its exceptional culture and operational excellence, led the Company through its IPO in 2014 and scaled Five9 into one of the fastest growing public companies in the CCaaS space. We also recognized that Mr. Burkland’s long tenure as our CEO, as well as his service as our Chairman/Executive Chairman for the past 4+ years, gave him knowledge of our business and relationships with our key internal and external stakeholders that uniquely qualified him to lead us into the future as our CEO. The Compensation Committee also considered the strong employee retention effects unique to the appointment of Mr. Burkland, given that he was closely involved in the hiring of several of our key executives and had built strong relationships with key executives through his prior service as our CEO, as well as through his role as Chairman/Executive Chairman.
◦Targeted Retention Awards Were Appropriate and Aligned with Stockholder Interests. In the second quarter of 2022, in recognition of the high level of demand in the market for his industry experience, expertise and track record of delivering stockholder value, the Compensation Committee provided our President and Chief Revenue Officer, Daniel Burkland, with a retention package composed of 75% PRSUs (payable only upon achievement of ambitious quarterly revenue goals by the end of 2023, which would represent record levels of quarterly revenue for the Company in comparison to historic performance) and 25% RSUs. The highly rigorous nature of these goals is demonstrated by the fact that neither quarterly revenue target had been achieved as of December 31, 2022. As of December 31, 2022, taking into consideration the broader macroeconomic slowdown that accelerated during the second half of 2022 and particularly impacted our industry, the Company concluded that the first quarterly revenue target for the PRSU award was probable of achievement while the second quarterly revenue target was not probable of achievement.

Separately, in connection with our CEO transition in the fourth quarter of 2022, the Compensation Committee granted retention awards to our NEOs and other key employees critical to our success to ensure continuity and stability. With analysis and advice from Compensia, the Compensation Committee granted these retention awards following a detailed review of the executives’ unvested equity awards’ retentive “holding power” versus typical levels considered to be effective based on data within our industry, and designed the awards to increase the equity stake of our NEOs to approach more effective and competitive levels. Awards made to NEOs were as follows: (1) Mr. Zwarenstein (35,306 RSUs), (2) Mr. Daniel Burkland (32,883 RSUs) and (3) Mr. Kozanian (35,133 RSUs). In determining the size of Daniel Burkland’s award, the Compensation Committee took into consideration his earlier retention grant that was unrelated to the CEO transition.

We believe that these special retention grants align with the best interests of our stockholders for the following reasons:

◦Leadership Transition: Leadership transitions can pose significant risks to a company's performance and stockholder value. With these special retention grants, our goal is to retain and engage key executives during this critical period, reinforcing continuity and immediate stability within our leadership team. This stability is crucial for the successful execution of our business strategies and protecting stockholder interests.
◦Engagement of Key Talent: The competitive nature of our industry demands that we retain the best talent to drive innovation and growth. We believe these special retention grants have helped us retain our key executives, who are instrumental in creating and sustaining stockholder value. Their experience, knowledge, and leadership are important assets that contribute directly to the Company's ability to compete and achieve long-term success.
◦Cost-effective Retention: We believe that retaining our key leaders through these special retention grants are a cost-effective, stockholder value aligned approach as it helps preserve continuity in leadership, sustain us towards our company goals, and retains valuable industry and institutional knowledge. In contrast, losing key executives and recruiting new talent often involves significant costs, such as buyouts, hiring expenses, and the time required for new hires to reach peak performance levels.
◦Risk Mitigation: These special retention grants help mitigate the risk of losing key executives during our CEO leadership transition, which could disrupt our operations, delay strategic initiatives, and erode stockholder value. By committing to these executives, we reduce the likelihood of such disruptions and protect the interests of our stockholders.

Our performance-based and stockholder-focused executive compensation philosophy is further reflected in our annual program features. Consistent with stockholders’ feedback, we continue to evolve our program to align pay outcomes with Company performance.

◦Introduction of Performance-Based RSUs for 50% of CEO Equity Awards and 25% of other Executive Officer Equity Awards. Our Compensation Committee significantly enhanced the performance-based focus of our equity incentive program during 2022, with 50% of the target units for our CEO to be earned based on the achievement of relative TSR performance goals. Specifically, fifty percent (50%) of the annual equity award in February 2022 for our former CEO was performance-based, as was fifty percent (50%) of the total equity award for our newly-appointed CEO, Michael Burkland, in December 2022. Twenty-five percent (25%) of the February 2022 annual equity awards for our other executive officers were also performance-based. This reflects a significant shift towards performance-based equity compared to the prior allocation of the total value of annual equity awards for our NEOs in February 2021, which was 75% service-based RSUs and 25% service-based stock options.
◦Rigorous Performance Goals for Annual and Long-Term Incentive Awards. Our 2022 revenue goals under our annual cash-based incentive program were set at levels requiring significant effort by executives. Despite revenue results in the second half of the year narrowly missing the threshold goal after the macro-economic climate deterioration, those goals and the payout curve were not modified and there was no payout made to our named executive officers on the revenue goal for the second half of 2022. In addition, each PRSU award term consists of three one-year performance periods, with target level payouts only if the Company’s TSR achieves at least the 55th percentile among the TSR of the companies in the S&P Software and Services Select Index (i.e., performance at the median of the TSR peer group results in below target payouts) and any achievement above target levels in years one and two will not be paid unless and until the executive continues his/her service through the end of the three-year award term.
Our Compensation Committee remains committed to continually reviewing and adjusting our executive compensation programs to align with stockholder interests, and will continue to work closely with our stockholders to ensure our programs support the long-term success of Five9.

Our Board encourages you to vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

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